Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2015, except for Note 26, as to which the date is August 21, 2015, with respect to the consolidated financial statements of ADS Waste Holdings, Inc. in the Registration Statement (Form S-1 No. 333-00000) and related prospectus for the registration of shares of its common stock.

/s/ Ernst & Young LLP
Certified Public Accountants

Jacksonville, FL

August 21, 2015